Exhibit 99.1

For immediate Release	News R e l e a s e
Vail Resorts Contacts:
Investor Relations:  Michael Chao, (303) 404-1820, mchao@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2013 Second Quarter Results, Provides Ski Season Metrics and Increases Quarterly Dividend 10%
BROOMFIELD, Colo. - March 6, 2013 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2013 ended January 31, 2013, as well as the Company's ski season-to-date metrics through March 3, 2013.

Highlights

•	Resort Reported EBITDA increased 17.0% for the second quarter of fiscal 2013 compared to the same period in the prior year.

•	Net Income attributable to Vail Resorts, Inc. was $60.6 million for the second quarter of fiscal 2013, representing a 30.5% increase compared to the same period in the prior year.

•	Excluding Kirkwood, Skiinfo, Afton Alps and Mt. Brighton (the “Acquisitions”), all of which were acquired subsequent to the second quarter of fiscal 2012:

•	Total Mountain net revenue increased 9.5% for the second quarter of fiscal 2013 compared to the same period in the prior year.

•	Mountain Reported EBITDA increased 13.7% for the second quarter of fiscal 2013 compared to the same period in the prior year.

•	Total skier visitation increased 2.9% for the second quarter of fiscal 2013 compared to the same period in the prior year.

•
Season-to-date skier metrics through March 3, 2013 across our seven mountain resorts improved from our metrics release in mid-January with increases in year-over-year growth in revenues in each line of business.

•	The Company's Board of Directors authorized a 10% increase in the quarterly cash dividend to $0.2075 per share from $0.1875 per share beginning with the dividend payable on April 9, 2013.

•
During the second quarter of fiscal 2013, we closed on four units at the Ritz-Carlton Residences, Vail and three One Ski Hill Place units in Breckenridge. Net Real Estate Cash Flow for the second quarter was $8.9 million and was $14.4 million year-to-date. Subsequent to quarter end, two additional Ritz-Carlton Residences, Vail and five additional One Ski Hill Place units have closed.

Robert Katz, Chief Executive Officer, commented, “We are very pleased with our performance in the second quarter of fiscal 2013, which was notable for two distinct dynamics we experienced in the quarter. The first was our results through the middle of December, which were marked by unusually warm and dry weather in Colorado that limited the terrain we could open, leading to lower than expected results for our four Colorado resorts. The second began with the Christmas and New Year's holidays as weather conditions in Colorado returned to more normal patterns, leading to strong visitation and significant consumer spending in our ancillary businesses producing a record holiday season. Subsequent to the holidays, this momentum continued with solid results through the end of January. For the quarter, excluding the Acquisitions, lift revenue excluding season pass revenue was up 11.9% compared with the same period in the prior year and we saw continued growth in ancillary revenue, with dining revenue up 11.7%, retail/rental revenue up 10.7%, and ski school revenue up 9.5%. Additionally, excluding the Acquisitions, Mountain Reported EBITDA increased $16.6 million, or 13.7% compared to the three months ended January 31, 2012.”

Regarding Lodging, Katz said, “Our lodging results benefited from higher visitation in the peak holiday periods and higher demand for luxury rooms. Despite the slow start to the season for our Colorado properties, revenue at our owned hotels and managed condominiums increased 5.5%, contributing to a 43.4% increase in Lodging Reported EBITDA compared with the same period in the prior year.”

Regarding Real Estate, Katz said, “We are continuing to see increasing levels of buyer interest and are encouraged by the rate of sales we are seeing at both of our development projects. During the quarter, we closed on four Ritz-Carlton Residences, Vail and three One Ski Hill Place units. Real Estate Reported EBITDA improved 26.0% for the second quarter of 2013, and Net Real Estate Cash Flow for the second quarter was $8.9 million and was $14.4 million year-to-date. Subsequent to the end of the quarter, we closed on two additional Ritz-Carlton Residence and five additional One Ski Hill Place units.”

Katz continued, “Our balance sheet remains in a very strong position. We ended the quarter with $136.6 million of cash on hand and no borrowings under the revolver component of our senior credit facility and our Net Debt was 1.7 times trailing twelve months Total Reported EBITDA.” Katz added, “I am also pleased to announce that that the Board of Directors has decided to increase our quarterly dividend by 10% and declared a quarterly cash dividend on Vail Resorts' common stock of $0.2075 per share, payable on April 9, 2013 to stockholders of record on March 25, 2013. The decision to increase our dividend was due to the results we are seeing this season, the strength of our business model and balance sheet, and the confidence we have in our future growth prospects.”

The Company also announced its calendar year 2013 capital plan at a range of $130 million to $140 million, which is discussed in more detail in a concurrently issued separate press release.

Operating Results
A complete Management's Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company's Form 10-Q for the second quarter of 2013 ended January 31, 2013 filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•	Lift revenue increased $22.0 million, or 14.3%, to $175.7 million for the three months ended January 31, 2013 compared to the same period in the prior year.

•	ETP excluding season pass holders, and excluding the Acquisitions, increased $5.46, or 7.6% for the quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA increased $20.2 million, or 16.8% to $140.8 million for the quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA includes $2.2 million and $1.8 million of stock-based compensation expense for the three months ended January 31, 2013 and 2012, respectively.
Strong visitation and increases in guest spending supported revenue growth in all our major lines of businesses. Lift revenue excluding season pass revenue increased $15.1 million, or 17.9%, in the second quarter of fiscal 2013 compared to the same period in the prior year. The increase in lift revenue excluding season pass revenue was driven by an increase in visitation excluding season pass holders of 14.3% and an increase in ETP excluding season pass holders of $2.23, or 3.1%. Season pass revenue increased $6.9 million, or 9.9%, for the quarter compared to the same period in the prior year. Ski school revenue increased $4.5 million, or 12.0%, and dining revenue increased $5.1 million, or 20.6%, for the quarter compared to the same period in the prior year. Ski school and dining revenues benefited from a 56.1% increase in skier visitation at our Tahoe resorts (including Kirkwood, which was acquired in April 2012), which experienced significantly better snowfall and weather conditions during the current year fiscal quarter compared to the same period in the prior year. Excluding the Acquisitions, Lift Revenue excluding season pass revenue, increased $10.1 million, or 11.9%, ski school revenue increased $3.5 million, or 9.5%, and dining revenue increased $2.9 million, or 11.7%, in the quarter compared to the same period in the prior year. Retail/rental revenues increased by $9.9 million, or 13.4%, due in large part to increases in rental revenue; strong growth in retail sales generated from O2 Gearshop, our recently acquired online retailer; and increases at stores at our Tahoe resorts, which saw significantly better snowfall and weather conditions during the current year fiscal quarter compared to the same period in the prior year. Other revenue increased $4.4 million, or 16.5%, for the quarter compared to the same period in the prior year, primarily due to incremental internet advertising revenue from Skiinfo (acquired in February 2012) of $1.9 million, an increase in strategic alliance marketing revenue, increased employee housing revenue and additional revenue associated with other mountain recreation activity.
Mountain segment operating expenses increased $25.5 million, or 13.0%, for the second fiscal quarter of 2013 compared to the same period in the prior year. Excluding incremental operating expenses from the Acquisitions, segment operating expenses increased $13.5 million, or 6.9%.

Lodging Segment

•	Total Lodging net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2013 increased $1.2 million, or 2.8%, as compared to the same period in the prior year.

•
For the three months ended January 31, 2013, average daily rate (“ADR”) increased 6.4% and revenue per available room (“RevPAR”) increased 1.5% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA increased 43.4% to $1.7 million for the second quarter of fiscal 2013 compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.6 million and $0.4 million of stock-based compensation expense for the three months ended January 31, 2013 and 2012, respectively.

The 6.4% increase in ADR from the same period in the prior year helped maintain revenue growth at owned hotels and managed condominiums. Dining revenues in the second quarter of fiscal 2013 were up $0.4 million, or 7.8%, over the second fiscal quarter of the prior year, primarily due to an increase in group business at our Keystone resort. Lodging segment operating expenses (excluding reimbursed payroll costs) increased $0.7 million, or 1.7%, compared to the same period in the prior year which increases were partially offset by lower overhead and labor costs associated with the previously announced RockResorts reorganization plan.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $408.3 million for the second quarter of fiscal 2013 up 12.1% compared to $364.2 million in the second quarter of the prior year.

•	Resort Reported EBITDA was $142.6 million for the second quarter of fiscal 2013 up 17.0% compared to $121.8 million in the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue was $14.2 million for the second quarter of fiscal 2013 compared to $9.1 million in the same period in the prior year.

•
Net Real Estate Cash Flow (a non-GAAP measure defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate) was a positive $8.9 million for the second quarter of fiscal 2013.

•	Real Estate Reported EBITDA was a negative $2.6 million the second quarter of fiscal 2013 compared to a negative $3.5 million in the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.4 million and $0.6 million of stock-based compensation expense for the three months ended January 31, 2013 and 2012, respectively.
Real Estate segment net revenue for the second quarter of fiscal 2013 was driven by the closing of four condominium units at The Ritz-Carlton Residences, Vail ($8.9 million of revenue with an average selling price per unit of $2.2 million and a price per square foot of $1,221) and three condominium units at One Ski Hill Place in Breckenridge ($3.3 million of revenue with an average selling price per unit of $1.1 million and an average price per square foot of $964). In addition to revenue generated from real estate closings, Real Estate segment net revenue also included $0.7 million of rental revenue from placing unsold units into our rental program. Subsequent to the end of the quarter, two additional Ritz-Carlton Residences, Vail and five additional One Ski Hill Place units have closed.

Total Performance

•	Total net revenue in the second quarter of fiscal 2013 was $422.5 million, or a 13.2% increase, when compared to the same quarter in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $60.6 million, or $1.65 per diluted share, for the second quarter of fiscal 2013 compared to net income attributable to Vail Resorts, Inc. of $46.4 million, or $1.27 per diluted share, in the second quarter of the prior year.

Share Repurchase
The Company did not repurchase any shares of common stock during the three months ended January 31, 2013. Since inception of this stock repurchase program in 2006, the Company has repurchased an aggregate of 4,949,111 shares at a cost of approximately $193.2 million. As of January 31, 2013, 1,050,889 shares remained available to repurchase under the existing repurchase authorization.

Season-to-Date Metrics through March 3, 2013
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 3, 2013, and for the similar prior year period through Sunday, March 4, 2012, adjusted as if Kirkwood, which was acquired in April 2012, was owned in both periods. The reported ski season metrics do not include the results of Afton Alps and Mt. Brighton in either period. The following data is interim period data and subject to fiscal quarter end review and adjustments.

Highlights

•	Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was up approximately 10.3% compared to the prior year season-to-date period.

•
Season-to-date ancillary spending outpaced our growth in skier visitation, with dining revenue up 12.5%, ski school revenue up 11.8%, and retail/rental revenue up 10.0% compared to the prior year season-to-date period.

•	Season-to-date total skier visits were up 3.8% compared to the prior year season-to-date.

Commenting on the ski season-to-date, Rob Katz, said, “The growth in season-to-date visitation and ancillary revenue reflects the continued strong performance of our business despite managing through a challenging start to the season. We are seeing continued success from our efforts as the trends in visitation, lift ticket revenue and guest spending have all accelerated since we last reported metrics in mid-January. This season further underscores the strength of our business model, which is to continually reinvest in our world-class resorts and provide exceptional guest service and a comprehensive vacation experience, driving continued guest loyalty, including through our industry-leading season pass programs.”

Outlook
Commenting on fiscal 2013 guidance, Katz continued, “We are pleased with our year-to-date performance and are reiterating the fiscal year 2013 guidance issued on January 15, 2013.”
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2013, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2013.

	Fiscal 2013 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2013
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$234,000	$244,000
Lodging Reported EBITDA (2)	8,000	13,000
Resort Reported EBITDA (3)	244,000	254,000
Real Estate Reported EBITDA (4)	(17,000)	(9,000)
Total Reported EBITDA	227,000	245,000
Depreciation and amortization	(130,000)	(131,500)
Loss on disposal of fixed assets, net	(500)	(1,100)
Investment income	500	600
Interest expense, net	(34,000)	(34,000)
Income before provision for income taxes	63,000	79,000
Provision for income taxes	(24,090)	(30,090)
Net income	38,910	48,910
Net loss attributable to the noncontrolling interests	90	90
Net income attributable to Vail Resorts, Inc.	$39,000	$49,000

(1)	Mountain Reported EBITDA includes approximately $9 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

Earnings Conference Call
The Company will conduct a conference call today at 4:30 p.m. Eastern Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 941-8609 (U.S. and Canada) or (480) 629-9692 (international). A replay of the conference call will be available two hours following the conclusion of the call through March 20, 2013.  To access the replay, dial (800) 406-7325 (U.S. and Canada) or (303) 590-3030 (international), pass code 4602101.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in

Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the “Risk factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2012.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. In addition, for the Real Estate segment we define Net Real Estate Cash Flow (which is not a measure of financial performance under GAAP) as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate, which we use as a cash flow indicator for our Real Estate segment. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Net revenue:
Mountain	$361,741	$315,938	$413,653	$365,608
Lodging	46,543	48,306	99,051	101,900
Real estate	14,167	9,088	26,097	22,197
Total net revenue	422,451	373,332	538,801	489,705
Segment operating expense:
Mountain	220,997	195,489	328,545	294,044
Lodging	44,803	47,093	96,609	102,394
Real estate	16,739	12,563	32,353	30,410
Total segment operating expense	282,539	255,145	457,507	426,848
Other operating expense:
Depreciation and amortization	(33,418)	(33,050)	(65,097)	(61,980)
Loss on disposal of fixed assets, net	(531)	(919)	(533)	(1,033)
Income (loss) from operations	105,963	84,218	15,664	(156)
Mountain equity investment income, net	99	178	533	608
Investment income, net	99	310	153	374
Interest expense, net	(8,534)	(8,542)	(16,909)	(16,783)
Income (loss) before (provision) benefit from income taxes	97,627	76,164	(559)	(15,957)
(Provision) benefit from income taxes	(37,098)	(29,743)	485	6,644
Net income (loss)	$60,529	$46,421	$(74)	$(9,313)
Net loss (income) attributable to noncontrolling interests	22	(32)	45	(7)
Net income (loss) attributable to Vail Resorts, Inc.	$60,551	$46,389	$(29)	$(9,320)
Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$1.69	$1.29	$—	$(0.26)
Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$1.65	$1.27	$—	$(0.26)
Cash dividends declared per share	$0.1875	$0.15	$0.3750	$0.30
Weighted average shares outstanding:
Basic	35,895	36,005	35,798	36,036
Diluted	36,663	36,651	35,798	36,036
Other Data (unaudited):
Mountain Reported EBITDA	$140,843	$120,627	$85,641	$72,172
Lodging Reported EBITDA	$1,740	$1,213	$2,442	$(494)
Resort Reported EBITDA	$142,583	$121,840	$88,083	$71,678
Real Estate Reported EBITDA	$(2,572)	$(3,475)	$(6,256)	$(8,213)
Total Reported EBITDA	$140,011	$118,365	$81,827	$63,465
Mountain stock-based compensation	$2,215	$1,757	$4,935	$4,317
Lodging stock-based compensation	$572	$399	$942	$1,001
Resort stock-based compensation	$2,787	$2,156	$5,877	$5,318
Real Estate stock-based compensation	$372	$632	$754	$1,502
Total stock-based compensation	$3,159	$2,788	$6,631	$6,820

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Net Mountain revenue:
Lift tickets	$175,658	$153,699	14.3%	$175,658	$153,699	14.3%
Ski school	41,723	37,252	12.0%	41,723	37,252	12.0%
Dining	29,826	24,722	20.6%	36,199	30,369	19.2%
Retail/rental	83,748	73,850	13.4%	110,473	100,814	9.6%
Other	30,786	26,415	16.5%	49,600	43,474	14.1%
Total Mountain net revenue	$361,741	$315,938	14.5%	$413,653	$365,608	13.1%
Mountain operating expense:
Labor and labor-related benefits	$83,684	$72,730	15.1%	$117,978	$102,821	14.7%
Retail cost of sales	35,244	29,427	19.8%	51,435	44,954	14.4%
Resort related fees	17,396	16,742	3.9%	18,385	17,826	3.1%
General and administrative	34,813	31,699	9.8%	62,117	57,406	8.2%
Other	49,860	44,891	11.1%	78,630	71,037	10.7%
Total Mountain operating expense	$220,997	$195,489	13.0%	$328,545	$294,044	11.7%
Mountain equity investment income, net	99	178	(44.4)%	533	608	(12.3)%
Mountain Reported EBITDA	$140,843	$120,627	16.8%	$85,641	$72,172	18.7%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Lodging net revenue:
Owned hotel rooms	$8,906	$8,691	2.5%	$22,600	$20,723	9.1%
Managed condominium rooms	14,605	13,594	7.4%	20,419	19,140	6.7%
Dining	5,492	5,094	7.8%	16,102	14,651	9.9%
Transportation	7,123	7,089	0.5%	8,814	8,791	0.3%
Golf	—	—	—%	7,647	7,573	1.0%
Other	7,880	8,324	(5.3)%	17,752	17,773	(0.1)%
	44,006	42,792	2.8%	93,334	88,651	5.3%
Payroll cost reimbursements	2,537	5,514	(54.0)%	5,717	13,249	(56.8)%
Total Lodging net revenue	$46,543	$48,306	(3.6)%	$99,051	$101,900	(2.8)%
Lodging operating expense:
Labor and labor-related benefits	$21,472	$20,839	3.0%	$44,922	$43,408	3.5%
General and administrative	7,236	7,630	(5.2)%	14,261	15,158	(5.9)%
Other	13,558	13,110	3.4%	31,709	30,579	3.7%
	42,266	41,579	1.7%	90,892	89,145	2.0%
Reimbursed payroll costs	2,537	5,514	(54.0)%	5,717	13,249	(56.8)%
Total Lodging operating expense	$44,803	$47,093	(4.9)%	$96,609	$102,394	(5.6)%
Lodging Reported EBITDA	$1,740	$1,213	43.4%	$2,442	$(494)	594.3%

Owned hotel statistics:
ADR	$232.85	$223.98	4.0%	$198.83	$202.64	(1.9)%
RevPar	$124.06	$120.49	3.0%	$117.46	$109.56	7.2%
Managed condominium statistics:
ADR	$416.08	$387.57	7.4%	$338.20	$323.70	4.5%
RevPar	$122.84	$121.65	1.0%	$76.58	$75.57	1.3%
Owned hotel and managed condominium statistics (combined):
ADR	$344.26	$323.41	6.4%	$262.07	$259.87	0.8%
RevPar	$123.16	$121.33	1.5%	$89.49	$86.62	3.3%
Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2013	2012
Real estate held for sale and investment	$216,815	$257,169

Total Vail Resorts, Inc. stockholders’ equity	796,014	807,261

Long-term debt	489,497	490,302
Long-term debt due within one year	806	1,058
Total debt	490,303	491,360
Less: cash and cash equivalents	136,579	95,642
Net debt	$353,724	$395,718

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. In addition, the Company also uses the term Net Real Estate Cash Flow, which is not a measure of financial performance or liquidity under GAAP, as the Company believes it is important as a cash flow indicator for our Real Estate segment.

Presented below is a reconciliation of Total Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2013 and 2012.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2013	2012	2013	2012
Mountain Reported EBITDA	$140,843	$120,627	$85,641	$72,172
Lodging Reported EBITDA	1,740	1,213	2,442	(494)
Resort Reported EBITDA*	142,583	121,840	88,083	71,678
Real Estate Reported EBITDA	(2,572)	(3,475)	(6,256)	(8,213)
Total Reported EBITDA	140,011	118,365	81,827	63,465
Depreciation and amortization	(33,418)	(33,050)	(65,097)	(61,980)
Loss on disposal of fixed assets, net	(531)	(919)	(533)	(1,033)
Investment income, net	99	310	153	374
Interest expense, net	(8,534)	(8,542)	(16,909)	(16,783)
Income (loss) before (provision) benefit from income taxes	97,627	76,164	(559)	(15,957)
(Provision) benefit from income taxes	(37,098)	(29,743)	485	6,644
Net income (loss)	60,529	46,421	(74)	(9,313)
Net loss (income) attributable to noncontrolling interests	22	(32)	45	(7)
Net income (loss) attributable to Vail Resorts, Inc.	$60,551	$46,389	$(29)	$(9,320)

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2013.

(In thousands) (Unaudited) Twelve Months Ended January 31, 2013
Mountain Reported EBITDA	$212,377
Lodging Reported EBITDA	9,289
Resort Reported EBITDA*	221,666
Real Estate Reported EBITDA	(14,050)
Total Reported EBITDA	207,616
Depreciation and amortization	(130,698)
Loss on disposal of fixed assets, net	(964)
Investment income, net	248
Interest expense, net	(33,712)
Income before provision for income taxes	42,490
Provision for income taxes	(16,860)
Net income	$25,630
Net loss attributable to noncontrolling interests	114
Net income attributable to Vail Resorts, Inc.	$25,744

*	Resort represents the sum of Mountain and Lodging
The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2013.

	(In thousands) (Unaudited) As of January 31, 2013
Long-term debt	$489,497
Long-term debt due within one year	806
Total debt	490,303
Less: cash and cash equivalents	136,579
Net debt	$353,724
Net debt to Total Reported EBITDA	1.7	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2013.

	(In thousands) (Unaudited) Three Months Ended January 31, 2013	(In thousands) (Unaudited) Six Months Ended January 31, 2013
Real Estate Reported EBITDA	$(2,572)	$(6,256)
Non-cash Real Estate cost of sales	10,659	19,900
Non-cash Real Estate stock-based compensation	372	754
Change in Real Estate deposits less investments in Real Estate	451	(26)
Net Real Estate Cash Flow	$8,910	$14,372